Exhibit 99.1
For Immediate Release
Augusta, Georgia
October 22, 2007
GEORGIA-CAROLINA BANCSHARES, INC.
ANNOUNCES THIRD QUARTER RESULTS AND
CONTINUED IMPROVEMENT IN
FINANCIAL PERFORMANCE
     AUGUSTA, GEORGIA, October 22, 2007 — GEORGIA-CAROLINA BANCSHARES, INC. (GECR.OB), parent company of FIRST BANK OF GEORGIA, announced today that for the three months ended September 30, 2007, net income increased by 34% compared to the three months ended September 30, 2006. Net income for the third quarter was $896,000 ($.25 per diluted common stock share) compared to $669,000 ($.19 per diluted common stock share) for the third quarter of 2006.
     Net income for the nine months ended September 30, 2007 increased by 31% compared to the nine months ended September 30, 2006. Net income for the nine months was $2,562,000 ($.73 per diluted common stock share) compared to $1,951,000 ($.56 per diluted common stock share).
     Patrick G. Blanchard, President & CEO of the Company stated “We are pleased to announce that the Company has reported increases in financial performance during each of the first three quarters of 2007 as compared to the same periods of 2006.”
     The Company has enjoyed strong growth in both loans and deposits during the first nine months of 2007. Bank loans grew by $28 million (10.36%), while deposits grew $26 million (7.56%). Total consolidated assets as of September 30, 2007 were $426 million.
     Book value of the common stock of the Company increased by 12.7% to $10.38 per share as of September 30, 2007 from $9.21 as of September 30, 2006.
     “We are experiencing continued growth in earning assets and corresponding net income this year when compared to the same periods of 2006,” stated Remer Y. Brinson III, President & CEO, First Bank of Georgia.
     “We are also very pleased with the strong customer acceptance of our ATM Anywhere FREE Checking program which is also contributing to our growth in customers and deposits,” Brinson further stated.
     “We are also proud to serve as the only financial institution in the metro Augusta area that offers our customers free access to any ATM in the continental United States with an automatic refund of other banks’ ATM charges,” Brinson continued.
     Georgia-Carolina Bancshares, Inc. is a bank holding company with $426 million in assets as of September 30, 2007. The Company owns First Bank of Georgia, which conducts banking operations through offices in Augusta, Columbia County and Thomson, Georgia.
     The Company was recognized as one of the Top 200 Publicly Traded Bank Holding Companies in America in the June 2007 edition of the U. S. Bankers magazine. This recognition was based on three-

year average return on equity and was awarded to bank holding companies with less than $1 billion in total assets.
     Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol GECR.
     Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the Company’s principal contact.
     The closing price of the stock on the OTC Bulletin Board was $13.05 on October 19, 2007.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
     Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
     For additional information, please contact Mr. Patrick G. Blanchard, President & CEO, at (706) 731-6600.